                                                                EXHIBIT 10.15





                            STOCK PURCHASE AGREEMENT

                                     AMONG

                      HEARTLAND RETIREMENT SERVICES, INC.,

            THE SHAREHOLDERS OF HEARTLAND RETIREMENT SERVICES, INC.

                                      AND

                       ALTERNATIVE LIVING SERVICES, INC.


                                  dated as of


                                January 25, 1996

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
1.       PURCHASE AND SALE OF STOCK; PURCHASE PRICE; CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.01    Purchase and Sale of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.02    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.03    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.04    Documents Being Delivered by or on Behalf of Company and Shareholders  . . . . . . . . . . . . . . .   2
         1.05    Documents Being Delivered by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

2.       REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.01    Corporate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.02    Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.03    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.04    No Violation or Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.05    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.06    No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.07    Absence of Certain Material Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.08    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.09    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.10    Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.11    Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.12    Patents, Trademarks, Trade Names, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.13    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.14    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.15    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.16    Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.17    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.18    No Condemnation or Expropriation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.19    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.20    Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.21    Labor Disagreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.22    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.23    Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.24    Affiliates' Relationships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.25    No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.26    Management Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.27    Acquisition of Acquisition Shares for Investment . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.28    Qualification of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

3.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.01 Corporate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.02 Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.03 Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.04 No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.05 Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.06 Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.07 Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.08 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.09 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21






                                       i
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
                                                                                                                     Page
                                                                                                                     ----
         3.10     Employee Benefit Plans; ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.11     Labor Controversies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.12     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.13     Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.14     Acquisition for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.15     No Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

4.       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.01    Conduct of Business Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.02    Other Obligations of the Company and the Shareholders Pending the Closing  . . . . . . . . . . . . .  25
         4.03    Other Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.04    Not Used.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.05    Company Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.06    Post-Closing Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.07    Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.08    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.09    Cancellation of Certain Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.10    Not Used . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.11    Right of First Refusal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         4.12    Conditional Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.13    Conditional Put Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.14    Section 338 Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.15    Stockholders' Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

5.       CONDITIONS TO BUYER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.01    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.02    Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.03    Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.04    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.05    No Casualty Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.06    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.07    Resignation of Company Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.08    Not Used . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.09    Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.10    Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.11    Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.12    Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.13    Other Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

6.       CONDITIONS TO COMPANY'S AND SHAREHOLDERS' OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.01    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.02    Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.03    Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.04    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44





                                       ii
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
                                                                                                                       Page
                                                                                                                      -----
7.       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         7.01    Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         7.02    Agreement to Indemnify . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.03    Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.04    Limitations of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

8.       TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         8.01    Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         8.02    Expense Reimbursement by Buyer; Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         8.03    Exclusive Dealing; Expense Reimbursement by Company and Shareholders; Break-Up Fee . . . . . . . . .  48
         8.04    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         8.05    Amendment, Extension and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

9.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         9.01    Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         9.02    Retention of Records and Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         9.03    Expenses, Taxes, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.04    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.05    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.06    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.07    Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.08    Notice to Department of Health and Social Services . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.09    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.10    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.11    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         9.12    Law Governing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.13    Counterparts/Telecopies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

                            STOCK PURCHASE AGREEMENT

                 STOCK PURCHASE AGREEMENT, dated as of January 25, 1996 (the "Agreement"), by and among HEARTLAND RETIREMENT SERVICES, INC., a Wisconsin corporation (the "Company"), HEARTLAND DEVELOPMENT CORPORATION, a Wisconsin corporation ("HDC"), Douglas A. Hennig ("Hennig"), and ALTERNATIVE LIVING SERVICES, INC., a Delaware corporation ("Buyer").

                              W I T N E S E T H :

                 WHEREAS, the Company and its Subsidiary Companies (as defined below) are in the business of owning and operating assisted living or dementia care facilities (the "Facilities") serving the frail and elderly (the "Business").

                 WHEREAS, the authorized capital stock of the Company consists solely of 9,000 shares of common stock, $1.00 par value, of which 100 shares are issued and outstanding as of the date hereof ("Common Stock"), 95.5 of which are owned by HDC and 4.5 of which are owned by Hennig (HDC and Hennig are referred to hereinafter collectively as "Shareholders").

                 WHEREAS, pursuant to the terms and conditions of this Agreement, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, all of the Common Stock.

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


1.       PURCHASE AND SALE OF STOCK; PURCHASE PRICE; CLOSING

                 1.01 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, at the Closing the Shareholders shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens (as hereinafter defined), and Buyer shall purchase from the Shareholders, all of the Common Stock.

                 1.02 Purchase Price. Buyer will deliver or cause to be delivered to the Shareholders at the Closing, in full payment for the Common Stock, the Purchase Price (as hereinafter defined). The "Purchase Price" shall be comprised of (a) 114.7 shares (the "Acquisition Shares") of the no par value common stock of Buyer (the "Buyer Stock"), of which 109.54 shares shall payable to HDC and 5.16 shares shall be payable to Hennig; and (b) a cash payment (the "Acquisition Payment") equal to U.S. $5,529,218.00 of which $5,280,403.00 shall be payable to HDC and $248,815.00 shall be payable to Hennig. The payment of the Acquisition Payment at Closing shall be made by delivery to the Shareholders of certified or bank cashier's checks of immediately available federal funds payable to the order of each such

Shareholder; provided, however, that HDC and/or Hennig may, at their respective option, elect to receive their respective portion of the Acquisition Payment by wire transfer of immediately available federal funds to an account designated by HDC or Hennig, respectively, not less than 24 hours prior the Closing.

                 1.03 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 11:00 A.M., at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, on January 25, 1996 provided that the conditions set forth in Sections 5.08 and 6.05 shall have been fulfilled or waived and, if not, on the second business day following the date on which the last of the conditions set forth in Articles 5 and 6 is fulfilled or waived, or at such other time and/or place as the parties hereto shall agree upon in writing. The date of the Closing is sometimes referred to herein as the "Closing Date". The purchase and sale of the Common Stock contemplated hereby shall be effective for financial reporting purposes as of 12:01 a.m., Milwaukee, Wisconsin time, or January 1, 1996 (the "Effective Time"), and following the Closing the parties hereto agree to reflect such purchase and sale on their respective financial statements as having occurred at the Effective Time.

                 1.04 Documents Being Delivered by or on Behalf of Company and Shareholders. At the Closing, the Company and the Shareholders will deliver or cause to be delivered to Buyer, the following:

                 1.04(a). certificates representing all of the issued and outstanding Common Stock duly endorsed in blank, or accompanied by stock power(s) duly endorsed in blank;

                 1.04(b). executed counterparts of any consents required to be delivered pursuant to Sections 4.02(b) and 5.06 hereof;

                 1.04(c). all the books and records of the Company;

                 1.04(d). the Compliance Certificate referred to in Section
5.03 hereof and the legal opinion of Foley & Lardner referred to in Section
5.09 hereof;

                 1.04(e). a counterpart of a cross-receipt evidencing receipt by the respective parties hereto of the consideration and documents contemplated by Section 1.04 and 1.05 hereof (the "Cross Receipt"), duly executed by the Company and the Shareholders (provided that the provisions of Section 1.05 have been fulfilled);

                 1.04(f). and all other previously undelivered documents, instruments or writings required to be delivered by the Company or the Shareholders at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith;

                 1.04(g). an unaudited consolidated balance sheet of the Company as of December 31, 1995 together with the certificate of the Company's chief executive and chief accounting officers certifying that such balance sheet has been derived from the financial books and records of the Company and accurately presents, in all material respects, the consolidated assets, liabilities and financial position of the Company as of December 31, 1995 and is prepared in accordance with generally accepted accounting principles applied on a consistent basis (the "Preliminary Closing Balance Sheet");

                 1.04(h) a general release in favor of the Company executed by each of the Shareholders, in form and substance reasonably acceptable to Buyer, pursuant to which, effective as of the Closing Date, each of the Shareholders shall release the Company from any and all claims, liabilities and obligations except for (i) such rights as may arise under this Agreement or any instrument delivered at Closing, as contemplated hereby and (ii) in the case of Hennig, salary and other employee-related obligations of the Company due to Hennig but not yet payable in the ordinary course; and

                 1.04(i) a counterpart of an admission amendment (the "Admission Amendment") executed by each of the Shareholders pursuant to which such Shareholders shall become parties to the Buyer's Amended Stockholders' Agreement dated as of January 15, 1996 (the "Stockholders' Agreement"), which Admission Amendment shall be in form and substance reasonably acceptable to the Buyer and the Shareholders.

                 1.05 Documents Being Delivered by Buyer. At the Closing, Buyer will deliver or cause to be delivered, the following:

                 1.05(a). to the Shareholders, the Acquisition Payment referred to in Section l.02 hereof;

                 1.05(b). to the Shareholders, certificates representing the Acquisition Shares (a certificate for 109.54 shares of Buyer Stock in the name of HDC and a certificate for 5.16 shares of Buyer Stock in the name of Hennig);

                 1.05(c). to the Company and the Shareholders, the Compliance Certificate referred to in Section 6.03 hereof;

                 1.05(d) to Shareholders, the payout statements and/or releases as required pursuant to Section 4.05 hereof; and

                 1.05(e). a counterpart of the Cross-Receipt, duly executed by the Buyer (provided that the provisions of Section 1.04 have been fulfilled);

                 1.05(f) a counterpart of the Admission Amendment executed by the Buyer; and

                 1.05(g). and all other previously undelivered documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

2.       REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

                 Except for the representations and warranties contained in Sections 2.02 and 2.03 hereof which are made severally by the Shareholders , each of the following representations and warranties are made to Buyer by the Company, HDC and Hennig, and all representations and warranties set forth below are subject to and qualified by those matters set forth in the disclosure schedule of the Company attached hereto and incorporated herein by this reference (the "Disclosure Schedule"). Each of the following representations are correct and complete as of the date of the Agreement and will be correct and complete as of the Closing Date (as though then made). Where any representation or warranty is made to "the Company's actual knowledge", to "the knowledge of the Company", to "the Company's knowledge" or subject to a similar knowledge limitation, such representation or warranty is made only to the knowledge and belief of Hennig, Faith Lawler, Michael Dickel, Barry Perkel, Lance W. Ahearn and Joel E. Simpson), or any of them, without any obligation to conduct any inquiry or investigation other than such inquiry as the principal executive officer of the Company most likely to have knowledge of such matter may conclude is reasonable in the circumstances and the actual or imputed knowledge of the other officers, agents or employees of the Company who are not among the above-listed members of the Board of Directors or executive officers of the Company shall not be imputed to the Company. For purposes of this Agreement, the term material adverse effect on the Company and/or the Business shall mean any change in, or effect on, the Company, a Subsidiary Company (as defined below), or the Business which results in, or could reasonably be expected to result in, the Company or a Subsidiary Company suffering a diminution of value or incurring costs or expenses or becoming liable for any amount in excess of $100,000. All references to the "Company" in Section 2.04 and Sections 2.06 through 2.26 shall mean, except where the context otherwise requires, each of the Company and the Subsidiary Companies, and each of them, as applicable. An item contained in the Disclosure Schedule, or any part thereof, is deemed disclosed with respect to all representations and warranties. Disclosure of items that are not strictly called for by the Agreement shall not imply that such information is material or that the inclusion establishes or implies a standard of materiality.

                 2.01     Corporate.

                 2.01(a). The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and has the corporate power and authority to carry on its business as and where it is presently conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto (such other documents and instruments sometimes referred to herein as the "Ancillary Instruments") and to carry out the transactions contemplated hereby and thereby. Each Subsidiary Company (as defined below) is duly organized and validly existing as a corporation, limited partnership or limited liability company, as applicable, under the laws of the State of Wisconsin and has the power and authority to carry on its business as and where it is presently conducted. For purposes of this Agreement, "Subsidiary Company" shall mean each corporation, limited liability company or limited partnership in which the Company has an ownership interest and which owns, leases or operates or intends to own, lease or operate one or more Facilities.

                 2.01(b). The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the Business, makes such licensing or qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Business or the operations of the Company as a whole. Each Subsidiary Company is duly licensed or qualified to do business and is in good standing in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the Business or the operations of such entity.

                 2.01(c). The Company does not own any interest in any corporation, partnership or other entity, except as set forth in the Disclosure Schedule. The identity and ownership interest of each equity owner of each Subsidiary Company are as set forth on the Disclosure Schedule.

                 2.01(d). The authorized capital stock of the Company consists entirely of 9,000 shares of Common Stock, $1.00 par value, of which 100 shares are issued and outstanding as of the date hereof (and will be issued and outstanding at the Closing), 95.5 and 4.5 of which are owned of record and beneficially by HDC and Hennig, respectively. All such shares of Common Stock are, and at Closing will be, validly issued, fully paid and nonassessable. Other than under this Agreement or as set forth in the Disclosure Schedule, there are no options, warrants, conversions, subscription or other rights, agreements, contracts or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of capital stock or other securities of the Company or any securities convertible into or exchangeable for capital stock or other securities of the Company, or to repurchase or redeem any capital stock or other securities of the Company. At the Closing, the Common Stock will not be subject to any contractual restrictions relating to its disposition.

                 2.02     Shareholders.

                 2.02(a). HDC is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Each of HDC and Hennig has full power, right, authority and capacity to enter into, execute and deliver this Agreement and the Ancillary Instruments (which term, when used with respect to the Shareholders, shall include all other documents and instruments to be executed and delivered by the Shareholders pursuant hereto) to be executed and delivered by each Shareholder and to carry out transactions contemplated hereby and thereby.

                 2.02(b). Other than the Buyer's interest therein as a result of this Agreement, each of HDC and Hennig has, and will have at the Closing, and at the Closing will transfer to Buyer, good and marketable title to the Common Stock to be sold by such Shareholder hereunder, free and clear of all Liens, claims and encumbrances and free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933 and applicable state securities laws). Other than this Agreement and the agreements to be terminated at or immediately prior to Closing as contemplated by Section 4.09 hereof, neither HDC nor Hennig are parties to any option, warrant, purchase right or other contract or commitment that could require them to sell, transfer or otherwise dispose of any Common Stock nor are they parties to any voting trust, proxy or other agreement or understanding with respect to the voting of the Common Stock.

                 2.03 Authority. The execution, delivery of this Agreement and the Ancillary Instruments to be executed and delivered by the Company and HDC pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of the Company and HDC. No other corporate act or proceeding on the part of the Company or HDC is necessary to authorize this Agreement, the Ancillary Instruments to which the Company or HDC will be a party or the transactions contemplated hereby or thereby. This Agreement constitutes, and when executed and delivered, the Ancillary Instruments to be executed and delivered by the Company, HDC and/or Hennig pursuant hereto will constitute, legal, valid and binding agreements of the Company, HDC and/or Hennig enforceable in accordance with their respective terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies).

                 2.04     No Violation or Conflict.

                 2.04(a) No Violation. Neither the execution or delivery of this Agreement or the Ancillary Instruments, nor the consummation by the Company and the Shareholders of the transactions contemplated hereby or thereby will, to the knowledge of the Company, violate any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority applicable to the Company, which violation would have a material adverse effect on the Business. To the Company's knowledge, no consent, approval, authorization or action by any governmental agency, instrumentality, commission, authority, board or body (collectively, a "Governmental Agency") is required in connection with the execution and delivery by the Company and the Shareholders of this Agreement, the Ancillary Instruments or the consummation by the Company and the Shareholders of the transactions contemplated herein or therein. Except as set forth in the Disclosure Schedule, the Company is not required, to its knowledge, to submit any notice, report or other filing to any Governmental Agency in connection with the execution or delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 2.04(b) No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, to the Company's actual knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or modify, or cancel, or require any notice under any agreement, contract, lease or other arrangement to which the Company or either of the Shareholders are parties or by which the Company or either of the Shareholders is bound which would have a material adverse effect on the Company or the Business. Furthermore, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will conflict with, result in a breach of, constitute a default under, result in acceleration of, or create in any party the right to accelerate, terminate or modify, or cancel, any agreement, contract or other arrangement relating to the indebtedness of the Company or any Subsidiary Company with Firstar Bank Sheboygan, N.A. or its assignees.

                 2.05 Financial Statements. The Company has previously delivered to Buyer the financial statements of the Company consisting of (i) balance sheets of the Company as of December 31, 1994 and December 31, 1993, and the related statements of income, stockholders' equity and cash flows for the years then ended (including the notes contained therein), which financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and have been audited and reported on, and are accompanied by, the signed, unqualified opinions of Arthur Andersen LLP, independent public accountants for the Company for such years and (ii) an unaudited consolidated balance sheet of the Company as of December 31, 1995 (the "Recent Balance Sheet"), and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the twelve (12) months then ended. All of such financial statements (including all notes and schedules contained therein or annexed thereto) have been derived from the financial books and records of the Company and accurately present, in all material respects, the assets, liabilities and financial position, the results of operations, stockholders' equity and cash flows of the Company as of the dates and for the years and periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

                 2.06 No Undisclosed Liabilities. To the Company's actual knowledge, the Company has no liabilities or obligations except (i) to the extent reflected or reserved for on the Recent Balance Sheet; (ii) liabilities or obligations arising or incurred in the ordinary course of business since the date of the Recent Balance Sheet; (iii) liabilities and obligations which, under generally accepted accounting principles, would not be required to be disclosed on the Recent Balance Sheet or in the accompanying footnotes thereto; or (iv) liabilities or obligations disclosed in the Disclosure Schedule or pursuant to or in any section of this Agreement.

                 2.07 Absence of Certain Material Changes. Except as disclosed in the Disclosure Schedule, since the date of the Recent Balance Sheet, the Company has conducted the Business in the ordinary and usual course of business, consistent with past practice, except as contemplated by this Agreement, and the Company has not:

                 2.07(a). suffered any damage, destruction or loss to its property or assets, whether covered by insurance or not, having, or reasonably expected to have, a material adverse effect upon the Company or the Business;

                 2.07(b). experienced any strike or labor disturbance, other than routine individual grievances which have not had, and are not reasonably expected to have, a material adverse effect upon the Company;

                 2.07(c). entered into any commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice and its current business plan, as disclosed to Buyer;

                 2.07(d). entered into any employment agreement, bonus, stock option or arrangement respecting employee benefits or granted any increase in the compensation of employees of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment), or any increase in any such compensation payable or to become payable to any officer or employee thereof;

                 2.07(e). made, declared, paid or become obligated to make, declare or pay any dividend or distribution to its equity owners;

                 2.07(f). terminated, modified or cancelled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which the Company is a party or bound;

                 2.07(g). has made any capital investment in, any loan to or any acquisition of the securities or assets of any other entity;

                 2.07(h). incurred any indebtedness or increased or accelerated its obligations under any indebtedness; or

                 2.07(i). taken any other action or become subject to any liability outside of the ordinary course of business.

                 2.08 Real Property. The Disclosure Schedule sets forth all of the material real property (the "Property") owned, used or occupied by the Company to operate the Business as currently operated, including all land, easements or rights of way of record granted to it, and all buildings or warehouses located thereon. To the knowledge of the Company, no fact or condition exists which would prohibit or materially adversely affect the ordinary rights of access to and from a Property from and to the existing highways and roads and the Company has not received notice of any pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. All improvements and structures located on the Property are located within the applicable boundaries of the Property and within all applicable setback requirements and do not encroach upon any adjacent properties and there are no encroachments on the Property from any adjacent properties, except for such matters as would not materially adversely affect the Company or the Business.

                 2.09 Leases. The Disclosure Schedule contains a complete list of all leases (including all amendments thereof and modifications thereto) (the "Leases") material to the Business pursuant to which the Company leases real or personal property as lessor or lessee (whether capital, operating or otherwise), true copies of which Leases have been delivered to Buyer. To the Company's actual knowledge, no party is in default, or with notice of lapse of time would be in default, with respect to any of the Leases.

                 2.10 Title to Properties. The Company has, to its knowledge, good, valid and marketable title to all of its assets and properties reflected in the books and records of the Company as being owned, free and clear of all Liens, except Permitted Liens.

                 "Liens" shall mean any mortgages, pledges, title defects or objections, liens, claims, security interests, conditional and installment sale agreements, encumbrances or charges of any kind. "Permitted Liens" shall mean
(i) the liens disclosed in the title report(s) provided prior to the date of this Agreement to Buyer, if any, none of which individually or in the aggregate materially impair (or are expected to impair in the future) the use, occupancy or value of the assets and properties of the Company or otherwise materially impair (or are expected to impair in the future) its business operations, (ii) statutory liens for real or personal property taxes not yet delinquent or payable subsequent to the Closing Date, and statutory or common law liens securing the payment or performance of any obligation of the Company, the payment or performance of which is not delinquent, or which are payable or performable subsequent to such date; (iii) the statutory rights of customers of the Company with respect to inventory under orders or contracts entered into by the Company in the ordinary course of business; (iv) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially impair the use, occupancy or value of the assets and properties of the Company, or otherwise materially impair business operations; (v) building, zoning and other laws applicable to the Company's assets and properties, none of which individually or in the aggregate materially impair (or are expected to impair in the future) the use, occupancy or value of the assets and properties of the Company or otherwise materially impair (or are expected to impair in the future) its business operations; and (vi) any liens disclosed in the Disclosure Schedule.

                 Except with respect to the representations and warranties contained in this Section 2.10 with respect to title and in Section 2.11 hereof with respect to condition, Buyer is obtaining the tangible properties and assets of the Company AS IS, WHERE IS. THE COMPANY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE DESIGN, CAPACITY, VALUE, UTILITY, PERFORMANCE OR QUALITY OF THE COMPANY'S TANGIBLE PROPERTIES AND ASSETS, NOR DOES THE COMPANY MAKE ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

                 2.11 Condition of Property. Except in each case for normal wear and tear, all structures owned or utilized by the Company are, to the Company's knowledge, structurally sound with no material defects which impair the use of such structures in the manner in which they are currently being used, and all machinery and equipment owned or utilized by the Company are in good and normal operating condition and repair, except for normal wear and tear.

                 2.12 Patents, Trademarks, Trade Names, Etc. The Disclosure Schedule contains an accurate and complete description of all material trademark and service mark registrations, trademark and service mark applications, trade names, copyright applications and registrations, software programs (exclusive of common commercially available software), patents and patent applications owned or held by the Company, or under which the Company owns or holds any license or other interest, all registered or assumed names under which the Company is carrying on the Business and all licenses, agreements or other arrangements under which the Company has the right to use any of the foregoing (collectively, the "Rights"). Except as indicated in the Disclosure Schedule, all such patents, trademarks, and copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Registrar of Copyrights or the corresponding offices of other countries, and have been properly maintained and renewed in accordance with all applicable laws and regulations. The Company owns (or possesses adequate licenses or other rights to use) all Rights and all inventions, processes and other technical know- how or other proprietary rights used in and necessary to the conduct of the Business. Except as set forth in the Disclosure Schedule, no notice of conflict with the asserted rights of others with respect to the foregoing has been received, and such Rights are adequate, in the Company's judgment, for the conduct of the Business. The Company has not granted any licenses or sublicenses thereunder to others except as set forth in the Disclosure Schedule. To the knowledge of the Company, except as disclosed in the Disclosure Schedule, none of the Rights are subject to any claim that (i) any of the Rights are invalid are subject to a claim of patent misuse, (ii) the Company is infringing any patents, trademarks, trade names or copyrights of others, (iii) the Company is violating any secrecy rights of any person, or (iv) any Rights are being used contrary in any respect to the provisions of any license or other agreement relating to the use of the Rights. The Company does not know of any claims of third parties to the use or title of any Rights inconsistent with the rights of ownership or use set forth in the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, to the knowledge of the Company, none of the Rights is being infringed by a third party. To the Company's knowledge, the Company has not interfered with, infringed upon or misappropriated any trademark, trade name, copyright or patent of any third party.

                 2.13 Litigation. Except as set forth in the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened by or against the Company or the Business or the transactions contemplated hereby, which might individually or in the aggregate materially adversely affect the Company's financial condition or the conduct of the Business as presently conducted, nor is there, to the Company's knowledge, any judgment, decree, injunction or order outstanding against the Company which individually or in the aggregate has or is likely to have such an effect.

                 2.14 Insurance. The Disclosure Schedule sets forth a complete and accurate list and description, including but not limited to deductibles thereunder, of all material policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance presently in effect with respect to the Business. To the Company's knowledge, all such policies are in full force and effect, are sufficient for all applicable requirements of law and will not be effected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement.

                 2.15 Employees. The Disclosure Schedule contains a summary list of all employees of the Company as of the date hereof. All such employees are terminable at will.

                 2.16     Employee Benefit Plans; ERISA.

                 2.16(a). Except for the employee plans, benefits and materials described in the Disclosure Schedule (the "Plans"), the Company does not have bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit-sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by the Company with respect to its employees.

                 2.16(b). The Company has never been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                 2.16(c). With respect to each Plan, to the Company's knowledge, (i) all payments due from the Company to date with respect to any such Plan have been made and all amounts properly accrued to date as liabilities of the Company which have not been paid have been properly recorded on the books of the Company and are reflected in the Recent Balance Sheet; (ii) all reports and information relating to such Plan required to be filed with any governmental entity have been timely filed except where the failure to do so would not result in material liability to the Company; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) with respect to such Plan or against the assets of such Plan; (iv) no Plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                 2.17 Compliance with Laws. To the knowledge of the Company, the Company is in compliance with all laws, regulations, ordinances, permits and licenses relating to the ownership or use of the Company's properties and assets or related to the conduct of the Business the enforcement of which would materially adversely affect the Company or the Business as currently conducted by the Company.

                 2.18 No Condemnation or Expropriation. The Company has not received a notice that either the whole or any portion of the Property or any other of its assets is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, or that any such condemnation, expropriation or taking has been proposed.

                 2.19     Tax Matters.

                 2.19(a). The provision made for taxes on the Recent Balance Sheet is, in the Company's judgment, sufficient for payment of all federal, state, foreign, local and other income, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes and assessments, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto, except in each case where a failure to make such a provision would not have a material adverse effect on the Business or the operations of the Company as a whole. Since the date of the Recent Balance Sheet, the Company has not incurred any taxes material to the Business or operations of the Company as a whole, other than (i) taxes incurred in the ordinary course of business, and (ii) federal and state income, franchise or other taxes incurred pursuant to the Section 338(h)(10) Elections contemplated hereunder (as defined in and as set forth in Section 4.14 hereof).

                 2.19(b). Except as disclosed in the Disclosure Schedule, to the Company's knowledge, (i) the Company has filed when due all federal, state, local and foreign tax returns required by applicable law to be filed by it (and, with respect to federal income taxes, all such returns have been filed on a consolidated basis with HDC pursuant to Sections 1501 through 1505 of the
Code) and has paid all taxes (including all deficiency assessments, additions to taxes, penalties and interest, of which notice has been received) to the extent that such amounts have become due or are claimed to be due from any federal, state, local or foreign taxing authorities; (ii) there is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any tax or deficiency against the Company and no power of attorney granted by the Company with respect to any tax matter is currently in force; (iii) there is no action, suit, proceeding, investigation, audit or claim pending against or with respect to the Company in respect of any tax or assessment, nor has any claim for additional tax or assessment being asserted by any such authority; and (iv) the Company has not filed any agreement or consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Neither of the Shareholders nor the Company is a "foreign person," as that term is defined in Section 1445(f) of the Code.

                 2.20 Contracts and Commitments. Except for (i) liabilities or obligations disclosed in the Disclosure Schedule or (ii) liabilities or obligations disclosed pursuant to or in any section of this Agreement, to the Company's knowledge:

                 2.20(a). The Company does not have any (i) collective bargaining agreements in effect or being negotiated, (ii) agreements to which it is a party that contain any severance or termination pay liabilities or obligations, (iii) employment or consulting agreements for employees in effect or being negotiated;

                 2.20(b). The Company has not given any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever that is currently in force;

                 2.20(c). The Company is not a party to any agreement which contains covenants limiting the freedom of the Company or the Buyer to compete in any line of business or market or with any person;

                 2.20(c). The Company is not a party to any agreement that provides for payments to or by the Company in an aggregate amount of $100,000 or more and requires performance by the Company for a term of more than six (6) months from the date hereof and that is not terminable within six (6) months by the Company without material cost, liability or penalty;

                 2.20(d). The Company is not a party to any agreement establishing or providing for any joint venture, partnership or similar arrangement with any other person or entity related to the Business; and

                 2.20(e). The Company has no reason to believe that any material contract or commitment to which the Company is a party is not in full force and effect in accordance with the terms thereof (except in each case insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies). To the Company's actual knowledge, no party is in default with respect to any such contracts, except where the aggregate effect of such defaults would not have a material adverse effect on the Business or the operations of the Company as a whole.

                 2.21 Labor Disagreements. The Company has not experienced any material labor disputes, union organization attempts or any work stoppage due to labor disagreements. The Company has not received a notice that there is any unfair labor practice, charge or complaint pending or threatened against it before the National Labor Relations Board or any comparable state agency or authority. To the Company's knowledge, there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Company. To the Company's knowledge, no question concerning representation has been raised or is threatened respecting the Company's employees. No grievance which might have a material adverse effect on the Business and the operations of the Company as a whole is pending.

                 2.22     Environmental Matters.

                 2.22(a). To the Company's actual knowledge, except as set forth in the Disclosure Schedule, (i) each facility and property owned, operated or leased by the Company has been and is now owned, operated or leased in compliance with all applicable Environmental Laws (as hereinafter defined) the noncompliance with which could materially adversely affect the Business as currently conducted by the Company and (ii) there are no circumstances that may prevent or interfere with such compliance in the future.

                 2.22(b). To the Company's actual knowledge, there has been no and there are no pending or threatened suits, actions, claims, complaints, notices or requests for information received by the Company with respect to any alleged violation of any Environmental Law except for: (i) matters set forth in the Disclosure Schedule and (ii) matters which, if adversely decided or resolved, individually or in the aggregate would not have a material adverse effect on the Business as currently conducted by the Company.

                 2.22(c). The Company holds such permits, certificates, approvals, licenses, exemptions, variances, waivers, permits-by-rule, or other authorizations ("Permits") issued by any governmental authority, or otherwise granted or conferred by operation of any Environmental Law, for the operation of its facilities or the Business as are sufficient, in the Company's knowledge, to avoid a breach of the representation in Section 2.22(a) hereof. All such Permits held by the Company are identified in the Disclosure Schedule.

                 2.22(d). To the Company's knowledge, no property owned, operated or leased by the Company is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), on the Comprehensive Environmental Response, Compensation and Liability Information System List ("CERCLIS") or on any similar state or foreign list of sites requiring investigation or cleanup; and the Company has not received notice, nor is aware, of any lien filed against either the personal or real property of the Company under any Environmental Law.

                 2.22(e). To the Company's knowledge, the Company has not been required by any Environmental Law to place any notice or restriction relating to the presence of any hazardous materials in any deed to any facility or property owned, operated or leased by the Company where the failure to so place any such notice has, or may reasonably be expected to have, a material adverse effect on the Business.

                 2.22(f). For purposes of this Agreement, "Environmental Law" shall mean any law, regulation, rule, ordinance, order or decree now existing relating to (i) pollution or protection of the environment, including natural resources, (ii) exposure of persons to hazardous materials, (iii) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of hazardous materials, or (iv) regulation of the manufacture, use or introduction into commerce of hazardous materials, including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal.

                 2.23 Title Insurance. The Disclosure Schedule sets forth a complete and accurate list of all title insurance policies with respect to the Property (true copies of which policies have heretofore been furnished to Buyer), which policies are effective as of the respective effective dates of such policies.

                 2.24     Affiliates' Relationships.

                 2.24(a). All leases, contracts or other arrangements between the Company and any Affiliate (as hereinafter defined) are set forth in the Disclosure Schedule.

                 2.24(b). Other than as set forth in the Disclosure Schedule, no Affiliate has any material direct or indirect interest in (i) any entity which does business with the Company or is competitive with the Business or
(ii) any property, asset or right which is used by the Company in the conduct of the Business.

                 2.24(c). For purposes of this Agreement, "Affiliate" shall mean and include all Shareholders, directors and officers of the Company; the spouse, parent or child of any such person; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any such entity.

                 2.25 No Brokers or Finders. Neither the Company nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof other than HDC's retention of Cain Brothers & Company, Incorporated ("Cain Brothers").

                 2.26 Management Agreements. The Disclosure Schedule contains a complete list of all management, consulting or development agreements (the "Management Agreements') to which the Company is a party and which relate to the management, consulting or development of one or more Facilities. To the Company's knowledge, no party is in default, or with notice of lapse of time could be in default, with respect to any of the Management Agreements.

                 2.27 Acquisition of Acquisition Shares for Investment. The Shareholders are acquiring the Acquisition Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Acquisition Shares.

                 2.28 Qualification of Shareholders. HDC is an "accredited investor" within the meaning of Regulation D of the Securities Act of 1933, as amended (the "Securities Act"). Each Shareholder, with respect to himself, represents and warrants that he or it (i) is acquiring the Acquisition Shares for his own account and not with a view to, or for resale in connection with, any distribution thereof; (ii) understands and acknowledges that the Acquisition Shares have not been registered under the Securities Act or any state securities laws by reason of certain exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of such Shareholder's investment intent as expressed herein; (iii) is able to bear the economic risk of investment in the Acquisition Shares and has such knowledge and experience in financial and business matters that he or it is capable of evaluating the risks and merits of such Acquisition Shares; and (iv) understands and acknowledges that the Acquisition Shares will be "restricted securities" as that term is defined in Rule 144 under the Securities Act and that the certificate representing such Acquisition Shares will bear a legend restricting transfer unless (a) the transfer is exempt from registration requirements under the Securities Act and any applicable state securities law and an opinion of counsel reasonably satisfactory to Buyer that such transfer is exempt therefrom if delivered to Buyer or (b) the transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities law.



3.       REPRESENTATIONS AND WARRANTIES OF BUYER

                 All representations and warranties set forth below are subject to and qualified by those matters set forth in the Buyer's disclosure schedule attached hereto and incorporated herein by this reference ("Buyer's Disclosure Schedule"). Each of the following representations are correct and complete as of the date of the Agreement and will be correct and complete as of the Closing Date (as though then made). Where any representation or warranty is made to "Buyer's actual knowledge", to "the knowledge of Buyer", to "Buyer's knowledge" or subject to a similar knowledge limitation, such representation or warranty is made only to the knowledge and belief of William G. Petty, Jr., William F. Lasky, J. David Lutich and John W. Kneen, or any of them, without any obligation to conduct any inquiry or investigation other than such inquiry as the principal executive officer of Buyer most likely to have knowledge of such matter may conclude is reasonable in the circumstances and the actual or imputed knowledge of the other officers, agents or employees of Buyer who are not among the above-listed executive officers of Buyer shall not be imputed to Buyer. For purposes of this Agreement, the term material adverse effect on Buyer and/or the business, financial condition or results of operations of Buyer shall mean any change in, or effect on, Buyer, a subsidiary of Buyer, or the business of Buyer which results in, or could reasonably be expected to result in, Buyer or a subsidiary of Buyer suffering a diminution of value or incurring costs or expenses or becoming liable for any amount in excess of $200,000. All references to "Buyer" in Section 3.04 and Sections 3.06 through 3.12 shall mean, except where the context otherwise requires, each of Buyer and the subsidiaries of Buyer, and each of them, as applicable. An item contained in Buyer's Disclosure Schedule, or any part thereof, is deemed disclosed with respect to all representations and warranties. Disclosure of items that are not strictly called for by the Agreement shall not imply that such information is material or that the inclusion establishes or implies a standard of materiality.

                 3.01 Corporate. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as it is now being conducted, to enter into this Agreement and the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby. Buyer is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on Buyer. True, accurate and complete copies of Buyer's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Company.

                 3.02 Capitalization.

                          3.02(a). The authorized capital stock of Buyer
consists of 100,000 shares of Buyer Stock, no par value per share, of which 3,670 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Buyer Stock are validly issued and are fully paid, nonassessable and free of preemptive rights, except as set forth on Buyer's Disclosure Schedule.

                          3.02(b). Except as set forth in Buyer's Disclosure
Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Buyer or obligating Buyer to grant, extend or enter into any such agreement or commitment, except for this Agreement. Except as set forth in Buyer's Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which Buyer or any subsidiary of Buyer is a party or is bound with respect to the voting of any shares of capital stock of Buyer. The shares of Buyer Stock to be issued to the Shareholders pursuant to the Agreement will be at the Closing duly authorized, validly issued, fully paid and nonassessable.

                 3.03 Authority. The execution, delivery of this Agreement and the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its stockholders is necessary to authorize this Agreement, the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto or the transactions contemplated hereby or thereby, including the payment by Buyer of the Purchase Price to the Shareholders. This Agreement constitutes, and when executed and delivered, the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto will constitute, legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as to the availability of equitable remedies).

                 3.04 No Violation. Neither the execution, delivery and performance of this Agreement or the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) will, to the knowledge of Buyer, violate any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority by which Buyer is bound or (b) will violate or conflict with or constitute a default under any term or provision of (i) the Certificate of Incorporation or Bylaws of Buyer or (ii) any material contract (including any contract for the borrowing of money or the issuance of securities of Buyer), commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer is bound.

                 3.05 Financial Statements. Included as part of Buyer's Disclosure Schedule are true and complete copies of the consolidated financial statements of Buyer consisting of (i) consolidated balance sheets of Buyer as of December 31, 1993 and 1994 (such December 31, 1994 balance sheet referred to herein as the "1994 Balance Sheet"), and the related consolidated statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, copies of the signed, unqualified opinions of KPMG Peat Marwick LLP, independent auditors for Buyer for such years, and (ii) an unaudited consolidated balance sheet of Buyer as of November 30, 1995 (the "Buyer Recent Balance Sheet"), the related unaudited consolidated statement of operations for the eleven (11) months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein and annexed thereto) have been prepared in accordance with generally accepted and accounting principles (except, in the case of unaudited statements, for the absence or condensing of certain statements and information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles) applied on a consistent basis (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position and results of operations of Buyer as of the dates and for the years and periods indicated.

                 3.06 Absence of Undisclosed Liabilities. Except as disclosed in Buyer's Disclosure Schedule, Buyer has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (a) except liabilities, obligations or contingencies (i) which are accrued or reserved against in Buyer's consolidated financial statements or reflected in the notes thereto set forth in Buyer's Disclosure Schedule; or (ii) which were incurred in the ordinary course of business and consistent with past practices.

                 3.07 Absence of Certain Changes or Events. Except as set forth in Buyer's Disclosure Schedule, since November 30, 1995, there has not been:

                 (a) any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of Buyer;

                 (b) any loss, damage or destruction, whether covered by insurance or not, affecting Buyer's business or properties which would have a material adverse effect on the business, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole;

                 (c) any labor dispute or disturbance, other than routine individual grievances which do not have a material adverse effect on the business, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole;

                 (d) any commitment or transaction by Buyer (including, without limitation, any borrowing or capital expenditure) involving in excess of $100,000 other than in the ordinary course of business consistent with past practice;

                 (e) any declaration, setting aside or payment of any dividend or any other distribution in respect of Buyer's capital stock; any redemption, purchase or other acquisition by Buyer of any capital stock of Buyer, or any security relating thereto; or any other payment to any shareholder of Buyer as such a shareholder;

                 (f) any sale, lease or other transfer or disposition of any properties or assets of Buyer, except for the sale of inventory items or other items with an aggregate value of less than $100,000 in the ordinary course of business;

                 (g) any indebtedness for borrowed money incurred, assumed or guaranteed by Buyer;

                 (h) any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Buyer;

                 (i) any entering into, amendment or termination by Buyer of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business; or

                 (j) any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate.

                 3.08 Litigation. Except as set forth in Buyer's Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the knowledge of Buyer, threatened against, relating to or affecting Buyer, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as set forth in Buyer's Disclosure Schedule, Buyer is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have material adverse effect on the business, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole.

                 3.09     Tax Matters.

                 3.09(a). The provision made for taxes on the 1994 Balance Sheet is, in Buyer's judgment, sufficient for payment of all federal, state, foreign, local and other income, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes and assessments, whether or not disputed at the date of the 1994 Balance Sheet, and for all years and periods prior thereto, except in each case where a failure to make such a provision would not have a material adverse effect on the business, financial conditions or results of operations of Buyer and its subsidiaries, taken as a whole. Since the date of the 1994 Balance Sheet, Buyer has not incurred any taxes material to the business, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole, other than taxes incurred in the ordinary course of business.

                 3.09(b). Except as disclosed in Buyer's Disclosure Schedule, to Buyer's knowledge, (i) Buyer has filed when due all federal, state, local and foreign tax returns required by applicable law to be filed by it and has paid all taxes (including all deficiency assessments, additions to taxes, penalties and interest, of which notice has been received) to the extent that such amounts have become due or are claimed to be due from any federal, state, local or foreign taxing authorities; (ii) there is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any tax or deficiency against Buyer and no power of attorney granted by Buyer with respect to any tax matter is currently in force; (iii) there is no action, suit, proceeding, investigation, audit or claim pending against or with respect to Buyer in respect of any tax or assessment, nor has any claim for additional tax or assessment being asserted by any such authority; and (iv) Buyer has not filed any agreement or consent under Section 341(f) of the Code. Buyer is not a "foreign person," as that term is defined in Section 1445(f) of the Code.

                 3.10     Employee Benefit Plans; ERISA.

                 3.10(a). Except for the employee plans, benefits and materials described in Buyer's Disclosure Schedule (the "Buyer Plans"), Buyer does not have bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, stock purchase, stock option, pension, life or other insurance, profit-sharing or retirement plan, agreement or arrangement, or other employee benefit plan or arrangement, whether formal or informal, and whether legally binding or not, maintained or contributed to by Buyer with respect to its employees.

                 3.10(b). Buyer has never been a party to a "multiemployer plan" as that term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                 3.10(c). With respect to each Buyer Plan, to Buyer's knowledge, (i) all payments due from Buyer to date with respect to any such Buyer Plan have been made and all amounts properly accrued to date as liabilities of Buyer which have not been paid have been properly recorded on the books of Buyer and are reflected in the Buyer Recent Balance Sheet; (ii) all reports and information relating to such Buyer Plan required to be filed with any governmental entity have been timely filed except where the failure to do so would not result in material liability to Buyer; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) with respect to such Buyer Plan or against the assets of such Buyer Plan; (iv) no Buyer Plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                 3.11 Labor Controversies. Except as set forth in Buyer's Disclosure Schedule, (a) there are no significant controversies pending or, to the knowledge of Buyer, threatened between Buyer and any representatives of any of its employees; (b) to the knowledge of Buyer, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Buyer; (c) Buyer has, to the knowledge of Buyer, complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes; and (d) no person has, to the knowledge of Buyer, asserted that Buyer or any of its subsidiaries is liable in any material amount for any arrears of wages, or any taxes or penalties for failure to comply with any of the foregoing, except for such controversies, organizational efforts, non-compliance and liabilities which, singly or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Buyer and its subsidiaries, taken as a whole.

                 3.12 Environmental Matters.

                 3.12(a). To Buyer's actual knowledge, except as set forth in Buyer's Disclosure Schedule, (i) each facility and property owned, operated or leased by Buyer has been and is now owned, operated or leased in compliance with all applicable Environmental Laws the noncompliance with which could materially adversely affect Buyer's business as currently conducted and (ii) there are no circumstances that may prevent or interfere with such compliance in the future.

                 3.12(b). To Buyer's actual knowledge, there has been no and there are no pending or threatened suits, actions, claims, complaints, notices or requests for information received by the Company with respect to any alleged violation of any Environmental Law except for: (i) matters set forth in Buyer's Disclosure Schedule and (ii) matters which, if adversely decided or resolved, individually or in the aggregate would not have a material adverse effect on Buyer's business as currently conducted.

                 3.12(c). Buyer holds such Permits issued by governmental authorities, or otherwise granted or conferred by operation of any Environmental Law, for the operation of its facilities or its business as are sufficient, in Buyer's knowledge, to avoid a breach of the representation in
Section 3.12(a) hereof.

                 3.12(d). To Buyer's knowledge, no property owned, operated or leased by Buyer is listed or is proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state or foreign list of sites requiring investigation or cleanup; and Buyer has not received notice, nor is aware, of any lien filed against either the personal or real property of Buyer under any Environmental Law.

                 3.12(e). To Buyer's knowledge, Buyer has not been required by any Environmental Law to place any notice or restriction relating to the presence of any hazardous materials in any deed to any facility or property owned, operated or leased by Buyer where the failure to so place any such notice has, or may reasonably be expected to have, a material adverse effect on Buyer's business.

                 3.13 Governmental Consents. No consent, approval, authorization or action by any Governmental Agency is required in connection with the execution and delivery by Buyer of this Agreement, the Ancillary Instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated herein or therein. Except for filings under applicable requirements of applicable securities laws or as disclosed in writing to the Company and the Shareholders contemporaneously with execution of this Agreement, Buyer is not required to submit any notice, report or other filing to any governmental or regulatory authority in connection with the execution or delivery of this Agreement and the consummation of the transactions contemplated hereby.

                 3.14 Acquisition for Investment. Buyer is acquiring the shares of Common Stock for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares of Common Stock. The Buyer acknowledges that such securities have not been registered under the Securities Act or any applicable state securities (or "blue sky") laws or regulations and, therefore, cannot be resold unless so registered or exempted from such registration. Buyer, individually or together with its representatives and agents, represents that it has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the economic risks of investment in the Common Stock.

                 3.15 No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

4.       COVENANTS

                 4.01 Conduct of Business Pending the Closing. From the date hereof until the Closing, unless set forth in the Disclosure Schedule, consented to by Buyer in writing or as contemplated in this Agreement (all references to the "Company" in this Section 4.01 shall mean, except where the context otherwise requires, each of the Company and the Subsidiary Companies):

                 4.01(a). The Company will carry on the Business substantially in the same manner as heretofore conducted. The Company will use, operate, maintain and repair its properties and assets in a normal business manner and in the ordinary course of business and the Company will not institute any material changes in the Business or institute any unusual or novel methods of purchase, sale, management or operation of its properties and assets or the Business.

                 4.01(b). Other than as contemplated by this Agreement, the Company, to the best of its ability, will take such action as may be necessary to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of the Business and to use its best efforts to (i) preserve the business organization and goodwill of the Company and maintain the Business intact; (ii) to keep available to Buyer the officers and employees of the Company; (iii) and to preserve for Buyer its present relationships with its suppliers and customers and others having business relationships with the Company and the Business.

                 4.01(c). The Company will not do or omit to do any act, or permit any act or omission to act, which may cause a breach of any material contract, commitment or obligation of the Company or any breach of any representation, warranty, covenant or agreement made by the Company herein.

                 4.01(d). The Company will not terminate or modify any lease, license, permit, contract or other agreement to which it is a party, except that the Company may terminate this Agreement in accordance with the terms of
Section 8 hereof.

                 4.01(e). The Company will not incur additional indebtedness to other parties, either as a guarantor or a primary obligor, for borrowed money or other indebtedness other than short-term borrowings in the ordinary course of business.

                 4.01(f). The Company will not enter into any material transaction or commitment other than in the ordinary course of business.

                 4.01(g). The Company will not declare or distribute any dividends, distributions, cash and/or assets to the Shareholders and will not sell, issue, commit to sell or issue, purchase or commit to purchase any of its capital stock or equity securities or change its capital structure in any way.

                 4.01(h). Neither HDC nor Hennig shall transfer or attempt to transfer any Common Stock and the Company shall refuse to accept any certificates for shares of Common Stock to be transferred or otherwise to allow such transfers to occur upon its books prior to the Closing Date.

                 4.02 Other Obligations of the Company and the Shareholders Pending the Closing.

                 4.02(a). Access; Arrangements with Employees. The Company and the Shareholders shall permit Buyer and its counsel, accountants and other representatives full access during normal business hours to all of the Property, plants, equipment, books, contracts, commitments and records of or relating to the Business and will furnish Buyer and its representatives during such period with all such information concerning the affairs of the Company and the Subsidiary Companies as Buyer or its representatives may request. The Buyer shall permit the Shareholders and their counsel, accountants and other representatives full access during normal business hours to all of the material property, plants, equipment, books, contracts, commitments and records of or relating to its business and will furnish the Shareholders and their representatives during such period with all such information concerning the affairs of the Buyer as the Shareholders or their representatives may request. Pending the Closing, Buyer and the Shareholders agree to keep all such information strictly confidential. Pending the Closing, Buyer also shall have access to all employees of the Company and shall be entitled, if it so elects, to negotiate with the Company's principal executive officers employment arrangements with the Company or the Buyer to become effective post-Closing if the Closing shall occur in accordance herewith.

                 4.02(b). Consents. The Company and the Shareholders will exercise their best efforts to obtain, prior to the Closing, all consents and/or waivers necessary for the consummation of the transactions contemplated hereby.

                 4.02(c). Title Insurance Policies. The Company shall use its best efforts to obtain title insurance policies for each Facility owned or leased by the Company or any Subsidiary Company (other than the New Richmond facility) at least twelve (12) days prior to Closing (such policies referred to as the "Title Policies"), and shall coordinate such effort with the Buyer so as to afford the Buyer the opportunity to review and approve the status of title with respect to all such Facilities. Premiums payable for such Title Policies shall be payable by the Company. If the Buyer shall elect prior to Closing to conduct any other title examination with respect to the Facilities and other assets of the Company or any Subsidiary Company, including without limitation a search of the UCC records, the Company shall cooperate with and assist Buyer in conducting such examinations. The cost of any such further title examinations shall be payable by Buyer.

                 4.02(d). Environmental Assessments. The Company shall use its best efforts to obtain "Phase I" environmental assessments (or their equivalent) for each of the Lodi, Plymouth, New Richmond, Wisconsin Rapids, Brown Deer, Onalaska, New London, Clintonville, Kaukauna, Shawano, Rice Lake, Platteville, Cambridge, Janesville 2, Whitewater, Manitowac and Neenah Facilities at least ten (10) days prior to Closing, and shall coordinate such effort with the Buyer so as to afford the Buyer the opportunity to review and approve environmental status of such Facilities. As to all Phase I environmental assessment reports previously provided to the Buyer by the Company in draft form, the Company shall provide the Buyer with final reports at least ten (10) days prior to Closing. Likewise, to the extent that environmental consultants performing such "Phase I" evaluations shall recommend further testing or evaluation, the Company shall authorize such further testing and evaluation unless consented to by Buyer (all such environmental assessments procured pursuant to this Section 4.02(d) referred to herein as "Environmental Assessments"). The cost of such Environmental Assessments shall be payable by the Company.

                 4.02(e). Licenses. Each of the Company and the Buyer shall promptly make all such filings, take all such actions and use their respective best efforts to transfer all applicable licenses necessary for the operation of the Facilities owned, leased or operated by Company or any Subsidiary Company, including any CBRF license issued by the Wisconsin Department of Health and Social Services, such that all such Facilities shall be fully licensed in accordance with applicable law immediately following Closing as contemplated hereby. Any licensing, processing or filing fee incurred by the Company or the Buyer in accordance herewith shall be paid by the Company.

                 4.02(f). Preliminary Balance Sheet. At least 48 hours prior to Closing, the Company and the Shareholders shall deliver to the Buyer a copy of the Preliminary Balance Sheet, which Preliminary Balance Sheet shall be used to calculate the Acquisition Payment in accordance herewith.

                 4.03 Other Action. Each of the parties hereto shall use its or his or her best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the sale and purchase of the Common Stock under this Agreement.

                 4.04     Not Used.

                 4.05 Company Indebtedness. At Closing, Buyer shall fully repay and discharge all of the Company's principal and accrued but unpaid interest outstanding as of the Closing Date under the agreements and/or instruments set forth on Schedule 4.05 hereof ("Company Indebtedness") and shall secure and deliver to Shareholders at Closing written payout statements and/or releases, in form and substance satisfactory to HDC and HDC's counsel, releasing Company and Shareholders from all liability relating to such Company Indebtedness. At Closing, Buyer shall substitute a letter of credit or other appropriate substitute credit facility satisfactory to HDC for the $500,000 letter of credit provided by WPL Holdings, Inc., a Wisconsin corporation in connection with the $2.5 million WHEFA bond financing (Heartland - Edgerton Group, LLC, Project)(the "Bond Financing").

                 4.06 Post-Closing Audit. At its sole expense, by no later than February 23, 1996, Buyer shall secure from Arthur Andersen LLP or another nationally recognized public accounting firm retained by the Company audited consolidated balance sheets, statements of income, shareholders' equity and cash flows for the Company for the year ended December 31, 1995. Immediately upon receipt of such financial statements, Buyer shall deliver a copy to each Shareholder. If such audited consolidated balance sheet for the year ended December 31, 1995 reflects (i) total liabilities which exceeds the total liabilities reflected on the Recent Balance Sheet (such excess amount referred to herein as the "Liabilities Difference") or (ii) total assets which are less than the total assets reflected on the Recent Balance Sheet (such shortfall in total asset referred to herein as the "Asset Difference"), then, in either case, the Purchase Price paid at Closing shall be reduced by the amount of the Liabilities Difference plus the Asset Difference, if any, and such adjustment shall be payable promptly to Buyer by the Shareholders, in proportion to their respective interest in the Purchase Price paid at Closing, upon request by the Buyer and in any event within ten (10) days of such request.

                 4.07 Covenant Not to Compete. Each Shareholder hereby covenants and agrees that, for a period of two (2) years from the Closing Date, neither such Shareholder nor any affiliate of such Shareholder (as defined in Rule 12b- 2 of the Securities Exchange Act of 1934) shall, for himself or itself or on behalf or in conjunction with any person, partnership, corporation or other entity, compete, own, operate, control or participate in or engage in the ownership, management, operation or control of, or be connected with as an executive officer, director, managerial employee, partner, shareholder, representative, consultant, independent contractor or advisor or in any other manner or otherwise have a financial interest in, a proprietorship, partnership, joint venture, association, firm, corporation or other business organization or enterprise that owns, operates or manages Facilities or otherwise engages in the Business of the Company within the State of Wisconsin or within twenty (20) miles of (i) any Facility owned, leased or operated by the Company or any Subsidiary Company has plans to develop, own or operate as of the Closing Date; provided, however, the prohibitions of this Section 4.07 shall not prohibit (a) Hennig serving as an officer, employee or agent of either Company or Buyer or (b) the ownership, directly or indirectly, of less than five percent (5%) of the outstanding capital stock of any publicly traded corporation or (c) HDC and its subsidiaries, incidental to their business of developing housing pursuant to credits awarded pursuant to Section 42 of the Code, engaging in such activities as are required by Section 42 of the Code in order for HDC or its subsidiaries to qualify for tax credits pursuant to
Section 42 of the Code.

                 It is the desire and intent of the parties that the provisions of this Section 4.07 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 4.07 shall be adjudicated to be invalid or unenforceable, the parties hereto agree that the court making such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of any term or provision, delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 4.07 shall be enforceable as so modified after the expiration of the time within which the judgment of such court may be appealed. If such court shall elect not to so revise this Section 4.07, then this Section 4.07 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 4.07.

                 4.08 Confidentiality. Each of the Shareholders will treat and hold as confidential all of the information held by them concerning the business and affairs of the Buyer, the Company and the Subsidiary Companies that is not generally available to the public (such information referred to as "Confidential Information"), shall refrain from using any of the Confidential Information except in connection with this Agreement or in the service of the Company and shall deliver promptly to Buyer or destroy, at the request of the Buyer, all tangible embodiment and all copies of the Confidential Information which are in his or its possession.

                 4.09. Cancellation of Certain Contract. On or prior to Closing, the Company, the Shareholders and their respective affiliates, to the extent they are parties thereto or have any rights pursuant thereto, shall execute such instruments and agreements as are sufficient, in Buyer's reasonable judgment, to terminate and cancel, and to waive all further rights or claims resulting from, each of the following agreements: (i) Stock Subscription and Capital Contribution Agreement dated as of January 11, 1993 by and among the Company, Hennig and Heartland Properties, Inc.; (ii) Shareholders' Agreement dated as of January 11, 1993 by and between the Company and Hennig; and (iii) Long-Term Incentive Stock Appreciation Rights Agreement dated as of January 11, 1993 by and between Company and Hennig; provided, however, nothing herein is intended to interfere with the rights of the Shareholders as amongst themselves in connection with the termination and cancellation of the foregoing agreements.

                 4.10     Not Used.

                 4.11 Right of First Refusal. If Buyer proposes to offer newly issued shares of Buyer Stock (the "New Shares") to any person or entity at any time prior to the earlier of a Public Offering or April 1, 1997, Buyer shall, before such offer, deliver to each of the Shareholders an offer (the "Offer") to sell to such Shareholder a portion of the New Shares proportional to the percentage of the outstanding Buyer Stock represented by the shares of Buyer Stock held by such Shareholder at such time, which Offer shall be accompanied by a copy of Buyer's then most current monthly operating statements (the "Operating Statements"). The Offer shall be on terms and at a price no less favorable to the Shareholders than the terms and price offered to other persons or entities. Each Shareholder may accept the Offer by delivering to Buyer a notice (the "Purchase Notice") within seven (7) days after receiving the Offer and the Operating Statements. The Purchase Notice shall state the number of New Shares that such Shareholder desires to purchase. For purposes of this Agreement,

New Shares means: (i) all shares of Buyer Stock, (ii) all securities of Buyer which by their terms are convertible into or exchangeable for Buyer Stock and
(iii) all options, warrants or other instruments of Buyer representing the right to acquire shares of Buyer Stock; provided, however, that New Shares shall not include any of the foregoing shares, securities, options, warrants or other instruments: (a) issued in connection with stock options granted to Buyer's officers, directors, employees and agents; (b) issued pursuant to an acquisition, merger, exchange offer, employee benefit plan, or other business transaction (including joint venture arrangements) approved by the Board of Directors of Buyer; or (c) issued as a stock dividend or upon any stock split or other subdivision of shares of Buyer Stock.

                 4.12     Conditional Registration Rights.

                 (a) Certain Other Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Commission" shall mean the United States Securities and Exchange Commission and any successor federal agency having similar powers.

         "Cut-Back Right" shall mean the conditional registration right described in Section 4.12(c) hereof.

         "Initiating Holders" shall mean any Shareholder or Shareholders who in the aggregate own not less than 50% of the aggregate number of Registrable Securities then existing, which have not previously been sold or transferred and which represent at least 25% of the Acquisition Shares originally issued pursuant to Section 1.02 hereof.

         "IPO Right" shall mean the right of the Shareholders to include the Acquisition Shares, as selling shareholders, in the Public Offering in accordance with Section 4.12(b) hereof.

         "Pricing Right" shall mean the conditional registration right described in Section 4.12(d) hereof.

         "Public Offering" shall mean the first sale by Buyer of shares of Buyer Stock in an offering made to the public and registered pursuant to the Securities Act.

         The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         "Registrable Securities" shall mean the Acquisition Shares for so long as they are held by the Shareholders, or either of them; provided, however, Registrable Securities shall not include Acquisition Shares held by a Shareholder at any time after such Shareholder may first dispose of all such Acquisition Shares held by such Shareholder within one calendar quarter pursuant to Rule 144.

         "Registration Expenses" shall mean all expenses incurred by the Buyer in complying with Section 4.12 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Buyer, blue sky fees and expenses, and accountants' expenses including without limitation any special audits or "comfort" letters incident to or required by any such registration, and any fees and disbursements of underwriters customarily paid by issuers, but excluding underwriting discounts and commissions.

                 "Registration Rights" shall mean each of the Cut-Back Right and the Pricing Right.

                 "Rule 144" shall mean Rule 144 promulgated by the Commission under the Securities Act, as in effect from time to time.

                 (b) IPO Right. In the event the Buyer effects a Public Offering on or prior to March 31, 1997, the Shareholders, and each of them, shall be entitled to include in such registration all of the Registrable Securities held by them and to sell such Registrable Securities in the Public Offering (such shares referred to herein as the "Included Shares"), as selling shareholders, subject to the terms, conditions and limitations hereof. Notwithstanding anything herein to the contrary, if (1) the Public Offering involves an underwritten offering of the securities being so registered to be distributed by or through one or more underwriters and (2) the managing underwriter of such underwritten offering shall advise the Buyer in writing that, in its opinion,

                          (i) the distribution of all or a specified portion of such Included Shares as to which the Shareholders seek registration concurrently with the shares of Buyer Stock being sold by Buyer in such Public Offering will materially and adversely affect the distribution of such securities by such underwriters, then the Buyer will reduce the number of shares of Buyer Stock to be sold by the Buyer in the Public Offering so as to permit the inclusion of such Included Shares in the Public Offering, or

                          (ii) the distribution proposed to be made by the Buyer in the Public Offering will be materially and adversely affected by the inclusion of any shares of a selling shareholder, including the Included Shares, or, in spite of the reduction in the number of shares to be offered by Buyer pursuant to clause (i) above, certain Included Shares are otherwise not permitted to be included in the Public Offering by either the Buyer or its underwriters, then the

         Shareholders shall not be entitled to include such Included Shares in the Public Offering (either of the events described in this clause
         (ii) referred to as an "Exclusion Event").

                 The Buyer shall not be obligated to effect a registration of Registrable Securities under this Section 4.12(b) incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans or incidental to the registration of any non-equity securities convertible into equity securities.

                 (c) "Cut-Back Right". In the event an Exclusion Event shall occur, the Shareholders shall be entitled to one demand registration right as described herein with respect to their Registrable Securities (the "Cut- Back Right"), which Cut-Back Right shall first become exercisable 180 days following the Public Offering and shall be subject to the terms, limitations and conditions hereof.

                 (d) "Pricing Right". If the Shareholders do not become entitled to the Cut-Back Right pursuant to Section 4.12(c) hereof and the per share price of the Buyer Stock offered to the public (before underwriting commissions and discounts) in the Public Offering is less than the Put Price (hereinafter defined), as adjusted for stock dividends, splits, reclassifications and other appropriate adjustments to the outstanding shares of Buyer Stock occurring subsequent to the date of this Agreement, as applicable, then the Shareholders shall be provided with one demand registration right with respect to their Registrable Securities (the "Pricing Right") as to all Acquisition Shares held by them following the Public Offering. The Pricing Right shall be subject to the following additional terms and conditions: (i) it shall not first become exercisable until 180 days following the Public Offering; (ii) in the event the Pricing Right shall be exercised in accordance herewith by Initiating Holders, Buyer may delay the filing of a registration statement pursuant to such exercise if Buyer determines, in its good faith reasonable judgment, that such filing (and the obligations under applicable law that are incident thereto) would likely interfere with the then current business plans and activities of Buyer; provided, however, that such delay shall not exceed four (4) months in the aggregate; (iii) Buyer shall not be obligated to keep such registration statement filed pursuant to the Pricing Right effective for longer than 45 days in the aggregate and (iv) the Shareholders electing to register Acquisition Shares pursuant to the Pricing Right shall be obligated to reimburse Buyer promptly upon demand for up to $100,000 of Registration Expenses incurred in connection with such registration of the Acquisition Shares (in addition to the payment of all amounts payable by such Shareholders pursuant to Section 4.12(e)(3) hereof).

                 (e)      Exercise of Registration Rights.

                          (1) Request. Upon the written request of one or more Initiating Holders requesting that the Buyer effect the registration under the Securities

         Act of all of such Initiating Holders' Registrable Securities and specifying the intended method or methods of disposition thereof, the Buyer will promptly, but in any event within 10 days, give written notice of such requested registration to all holders of Registrable Securities and thereupon will use its best efforts to effect the registration under the Securities Act of:

                                  (i) the Registrable Securities which the Buyer has been so requested to register by such Initiating Holders, for disposition in accordance with the intended method or methods of disposition stated in such request,

                                  (ii)     all other Registrable Securities
                 which the Buyer has been requested to register by the holders thereof by written request delivered to the Buyer within 10 days after the giving of such written notice by the Buyer (which request shall specify the intended method or methods of disposition of such Registrable Securities), and

                                  (iii) all shares of Buyer Stock which the
                 Buyer may elect to register for its own account in connection with the offering of Registrable Securities pursuant to this
                 Section 4.12, provided, that, the Initiating Shareholders consent, in writing, to the inclusion of such shares of Buyer Stock for Buyer's own account, which consent may be withheld by the Initiating Shareholders only on the basis of their good faith and informed determination (based on the opinion of a recognized national or regional investment banking firm experienced in underwriting secondary offerings) that the inclusion of such additional shares of Buyer Stock will have a material adverse effect on the price per share of Registrable Securities that the Initiating Shareholders could receive in the offering to be made pursuant to the registration contemplated by this Section 4.12, all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that (A) the Buyer shall not be required to effect more than one registration pursuant to the exercise of Registration Rights and (B) the Buyer shall not be required to effect any registration pursuant to this
Section 4.12 on and after the expiration of the term set forth in Section
4.12(j).

                          (2)     Registration Statement Form. Each
         registration requested pursuant to the exercise of Registration Rights shall be effected by the filing of a registration statement on any form which the Buyer is eligible to use, such form to be selected by the Buyer.

                          (3) Expenses. Except as otherwise provided herein or prohibited by applicable law, the Buyer will pay all Registration Expenses in connection with the registration of Registrable Securities requested pursuant to this Section 4.12. Any underwriter's discount or commission payable with respect to Acquisition Shares pursuant to a registered underwritten offering thereof pursuant to this Section 4.12 shall be paid by the Shareholder selling such shares.

                          (4)     Effective Registration Statement. A
         registration requested pursuant to the exercise of Registration Rights shall not be deemed to be effected unless it has been declared effective by the Commission or otherwise becomes effective, provided that a registration which does not become effective after the Buyer has substantially completed the preparation of, or has filed, a registration statement with respect thereto solely by reason of the refusal to proceed of the Initiating Holders (other than any refusal to proceed based upon the advice of their counsel that the registration statement, or the prospectus contained herein, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing) shall be deemed to have been effected by the Buyer at the request of such holders.

                          (5) Registration Rights Nonexclusive. The Buyer may register securities for sale for the account of any person other than holders of Registrable Securities in any registration of Registrable Securities requested by one or more holders pursuant to this Section 4.12 (including shares to be registered by or on behalf of the Buyer), provided, that, the Initiating Shareholders consent, in writing, to the inclusion of such securities, which consent may be withheld by the Initiating Shareholders only on the basis of their good faith and informed determination (based on the opinion of a recognized national or regional investment banking firm experienced in underwriting secondary offerings) that the inclusion of such additional securities will have a material adverse effect on the price per share that the Initiating Shareholders would receive in the offering to be conducted pursuant to the registration contemplated by this Section 4.12.


                 (f) Registration Procedures. If and whenever the Buyer is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 4.12(c) and 4.12(d), the Buyer will promptly:

                          (1) prepare and (in any event within 80 days of the last date on which the holders of Registrable Securities may notify the Buyer of their request to include their Registrable Securities in such registration in accordance herewith) file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective provided that in the case of a registration of any Registrable Securities pursuant to Section 4.12(d) such preparation and filing may be delayed in the manner set forth in Section 4.12(d);

                          (2) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities covered by such registration statement until the earlier of such time as all of such Registrable Securities and securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or the expiration of 90 days (or, in the case of a registration of Registrable Securities pursuant to Section 4.12(d), 45 days) after such registration statement becomes effective; and will furnish, upon request, to each such seller prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any such amendment or supplement to which any such seller shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

                          (3) furnish to each seller of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents, if any, incorporated by reference in such registration statement or prospectus, and such other documents, as such seller may reasonably request;

                          (4) use its best efforts to register or qualify all Registrable Securities covered by such registration statement under such other securities or blue sky laws of such United States jurisdictions as each seller shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement, except that the Buyer shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (4) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

                          (5) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;

                          (6) use its best efforts to list all Registrable Securities covered by such registration statement on each securities exchange on which any of the Buyer Stock is then listed or, if the Buyer Stock is then quoted on NASDAQ, use its best efforts to have such Buyer Stock quoted on NASDAQ.

The Buyer may require each seller of Registrable Securities as to which any registration is being effected to furnish the Buyer such information regarding such seller and the distribution of such securities as the Buyer may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection therewith.

                 (g)      Underwritten Offerings.

                          (1) Underwriting Agreement. If requested by the underwriters for any underwritten offering of Registrable Securities on behalf of a holder or holders of Registrable Securities pursuant to a registration requested under Section 4.12, the Buyer will enter into an underwriting agreement reasonably acceptable to the Buyer with such underwriters for such offering, such agreement to contain such representations and warranties by the Buyer and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities to the effect and to the extent provided in Section 4.12(i). The holders of Registrable Securities on whose behalf Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement (which as to the selling shareholders shall be in such form as is reasonable and customary in the circumstances) and the representations and warranties by, and the other agreements on the part of, the Buyer to and for the benefit of such underwriters, shall also be made to and for the benefit of such holders of Registrable Securities. Such holders of Registrable Securities shall not be required by the Buyer to make any representations or warranties to or agreements with the Buyer or the underwriters other than reasonable representations, warranties or agreements (including indemnity agreements customary in secondary offerings) regarding such holder, such holder's Registrable Securities and such holder's intended method or methods of disposition and any other representation required by law.

                          (2) Selection of Underwriters. Whenever a registration requested pursuant to Section 4.12(c) or 4.12(d) is for an underwritten offering, the Buyer shall have the right to select the managing underwriters to administer the offering, subject to the approval of the holders of a majority of the Registrable Securities included in such registration, such approval not to be unreasonably withheld.

                          (3) Holdback Agreements. If any registration pursuant to Section 4.12(b), 4.12(c) or 4.12(d) shall be in connection with an underwritten public offering, each Shareholder agrees, if so required by the managing underwriter, not to effect any public sale or distribution of Buyer Stock (other than as part of such underwritten public offering) within seven days prior to the effective date of such registration statement or 90 days after the effective date of such registration statement,

                 (h) Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Buyer will give the holders of Registrable Securities on whose behalf such Registrable Securities are to be so registered and their underwriters, if any, and their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Buyer with its officers and the independent public accountants who have certified its financial statements as shall be necessary in the opinion of such holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

                 (i)      Indemnification.

                          (1) Indemnification by the Buyer. In the event of any registration of any securities of the Buyer under the Securities Act, the Buyer will, and hereby does, indemnify and hold harmless, in the case of any registration statement filed pursuant to Sections 4.12(b), 4.12(c) or 4.12(d), the seller of any Registrable Securities covered by such registration statement, its directors, trustees and officers, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, and in each case, against any losses, claims, damages, liabilities or expenses, joint or several, to which such seller or any such director or officer or participating or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Buyer will reimburse such seller, and each such director, trustee, officer, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, provided that the Buyer shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Buyer through an instrument duly executed by such seller or any such director, trustee, officer, participating person or controlling person specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, participating person or controlling person and shall survive the transfer of such securities by such seller. The Buyer shall agree to provide provision for contribution relating to such indemnity as shall be reasonably requested by any seller of Registrable Securities or the underwriters.

                 (2) Indemnification by the Sellers. The Buyer may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Sections 4.12(b), 4.12(c) and 4.12(d), that the Buyer shall have received an undertaking satisfactory to it from the prospective seller of such securities, to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (1) of this section 4.12(i)) the Buyer, each director of the Buyer, each officer of the Buyer who shall sign such registration statement and each other person, if any, who controls the Buyer within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Buyer through an instrument duly executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Buyer or any such director, officer or controlling person and shall survive the transfer of such securities by such seller. The sellers shall also agree to provide provision for contribution relating to such indemnity as shall be reasonably requested by the Buyer or the underwriters.

                          (3) Notice of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 4.12(i), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 4.12(i). In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                          (4) Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this
         Section 4.12(i) (with appropriate modifications) shall be given by the Buyer and each seller of Registrable Securities with respect to any required registration or other qualification of such Registrable Securities under any federal or state law or regulation of governmental authority other than the Securities Act.

                 (j) Termination of Registration Rights. All Registration Rights shall terminate and no longer be exercisable upon the third anniversary of the date of this Agreement; provided, however, with respect to any Shareholder, such Registration Rights shall terminate on the date that such Shareholder may be entitled to sell all

Acquisition Shares then held by such Shareholder free of any resale restriction under the Securities Act (whether pursuant to Rule 144 or otherwise), if such date is earlier than such third anniversary of this Agreement.

                 4.13 Conditional Put Option. In the event that there has not been a Public Offering on or before March 31, 1997, then each Shareholder shall have the right (the "Put Right") to require Buyer to purchase all of the Acquisition Shares then owned by the Shareholder for a price equal to $13,077.60 per share, as adjusted for stock dividends, splits, reclassifications, and other appropriate adjustments to the outstanding shares of Buyer Stock occurring subsequent to the date of this Agreement, as applicable (the "Put Price"). Each Shareholder may exercise the Put Right by notifying Buyer, on or before March 1, 1997, in writing (the "Put Notice") of his or its intention to exercise the Put Right and the number of Acquisition Shares then owned by such Shareholder (the "Put Shares"). If one or more of the Shareholders exercises the Put Right (the "Selling Shareholders"), then on April 1, 1997 or such other date as Buyer shall designate within 30 days thereafter, the Selling Shareholders shall sell, assign, transfer and deliver to Buyer good title to the Put Shares, free and clear of any and all liens, claims or encumbrances whatsoever and shall deliver to Buyer certificates representing the Put Shares accompanied by stock powers duly executed in blank. Upon receipt of such Put Shares, Buyer shall pay to the Selling Shareholders, in immediately available funds, an amount equal to the product of the Put Price times the number of Put Shares.

                 4.14 Section 338 Election. HDC agrees to join with Buyer, if Buyer so requests, in making a timely election to treat the purchase and sale as a sale of all of Company's assets under Section 338(h)(10) of the Code (and, if Buyer so requests, any corresponding election under Wisconsin or Iowa tax law) (collectively, a "Section 338(h)(10) Election") with respect to each of (i) the purchase and sale of the Common Stock pursuant to this Agreement, and/or (ii) the purchase and sale of all of the outstanding stock of Wovencare Systems, Inc. ("Wovencare") that is deemed to occur for purposes of Section 338 of the Code by reason of the purchase and sale of the Common Stock pursuant to this Agreement. Buyer shall prepare at its own expense the forms and schedules (including, without limitation, Internal Revenue Service Form 8023-A) and take whatever other steps necessary to effect such Section 338(h)(10) Elections and shall provide HDC any such forms and schedules at least 30 days prior to their respective due dates. HDC shall have the right to review and approve such forms and schedules (which approval shall not be unreasonably withheld). HDC will pay any federal income tax attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer, the Company and its subsidiaries against any Adverse Consequences arising out of any failure to pay such federal income tax. Other than federal income taxes and interest and penalty in connection therewith, Buyer will indemnify HDC against any Taxes attributable to the making of the Section 338(h)(10) Election and any Adverse Consequences arising out of any failure to pay such other Taxes. HDC further agrees to cooperate fully with Buyer to determine whether Buyer desires to make the Section 338(h)(10) Election applicable for Wisconsin state income or franchise tax purposes and thus agrees, without limitation, to provide to Buyer the 1995 Wisconsin state income tax returns for each of the Company and Wovencare as filed (or as to be filed) no later than the earlier of (i) 45 days prior to the date on which the first short-period returns for such companies would be due for 1996 in the event that the Section 338(h)(10) Election were to be applicable for Wisconsin state income tax purposes, (ii) 45 days prior to the due date of the Section 338(h)(10) Election for federal income tax purposes, or (iii) 10 days after the date of filing of such returns. Hennig acknowledges and consents in full to the Section 338(h)(10) Election. Further, Shareholders and Buyer agree that for purposes of determining the amount of consideration paid by Buyer for the Common Stock as required to be set forth in making the Section 338(h)(10) Election, the fair market value of the Acquisition Shares as of the date of Closing is equal to $1,300,000; provided, however, that in the event that the Acquisition Shares become entitled to the IPO Right pursuant to Section 4.12 hereof, the fair market value of such Acquisition Shares shall be the average of the closing prices of the Buyer Stock for the first 20 days of trading after its initial Public Offering multiplied by the number of Acquisition Shares (as adjusted by any stock split, stock dividend or similar transaction). Each of the Shareholders and Buyer agrees to report the purchase and sale of the Common Stock pursuant to this Agreement for federal and state tax purposes in accordance with any Section 338(h)(10) Election and the determination of the fair market value of the Acquisition Shares as set forth in this Section 4.14, and not to file any tax return or report or otherwise take any position with federal or state tax authorities that is inconsistent herewith. For purposes of this Agreement, "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses. For purposes of this Section, "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                 4.15 Stockholders' Agreement. At Closing, the Shareholders shall become parties to the Stockholders' Agreement by executing, together with the Buyer, counterparts of the Admission Amendment.

5.       CONDITIONS TO BUYER'S OBLIGATIONS

                 The obligations of Buyer to close the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing unless otherwise required below, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer):

                 5.01 Representations and Warranties. The representations and warranties made by the Company and the Shareholders in this Agreement and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by the Company and the Shareholders pursuant to this Agreement shall be true in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except as consented to by Buyer in writing.

                 5.02 Performance. The Company and the Shareholders shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by them prior to or at the Closing.

                 5.03 Compliance Certificate. The Company and the Shareholders shall have delivered to Buyer a certificate, dated the Closing Date, executed by Hennig, on behalf of the Company, and each of the Shareholders, certifying to the fulfillment of the conditions set forth in Sections 5.01 and 5.02 hereof.

                 5.04 Litigation. No suit, proceeding, investigation, injunction, writ or preliminary restraining order shall have been commenced or threatened by any Governmental Agency on any grounds to restrain, enjoin or hinder the transactions contemplated hereby.

                 5.05 No Casualty Loss. There shall not have occurred any damage to or destruction of the properties or assets of the Company by fire or by other casualty which would have a material adverse effect on the Company or the Business as presently conducted, unless such damage or destruction is insured in all material respects and can be repaired or replaced in all material respects prior to the Closing.

                 5.06 Consents. All approvals, consents and waivers that are required to effect the transactions contemplated hereby including, without limitation, those set forth in the Disclosure Schedule, shall have been received, and executed counterparts thereof shall have been delivered to Buyer. Notwithstanding the foregoing, receipt of the consent of any third party shall not be a condition to Buyer's obligation to close, provided that the lack of such consent or consents shall not have a material adverse effect on the Business as a whole. After the Closing, the Company and the

Shareholders will continue to use their best efforts to obtain any such consents or approvals.

                 5.07 Resignation of Company Directors. Each of the persons who is a director of the Company on the Closing Date shall have tendered to Buyer in writing his or her resignation as such in the form and substance reasonably satisfactory to Buyer.

                 5.08     Not Used.

                 5.09 Legal Opinion. The Buyer shall have received from Foley & Lardner a written opinion, dated the Closing Date and containing such assumptions and limitations as are customary with respect to such opinions, to the effect that (i) HDC, the Company and each of the Subsidiary Companies is duly formed, validly existing and in good standing in the State of Wisconsin;
(ii) the Company and HDC has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement by the Company and HDC has been duly authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of the Company and HDC, enforceable against the Company and HDC in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws and equitable principles of general application affecting the rights or remedies of creditors; and (iv) to the best of such counsel's knowledge, the execution and delivery of this Agreement by HDC and the Company and the performance by HDC and the Company hereunder and the consummation of the transactions on the part of HDC and the Company contemplated by this Agreement will not conflict with, or result in a breach or violation of, any of the terms or conditions of or constitute (or with notice or lapse of time or both would constitute) a default under (a) the Articles of Incorporation or Bylaws of HDC or the Company or (b) any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body that is binding upon any of HDC and the Company or (c) any contract or agreement to which HDC or the Company is a party.

                 5.10 Title Insurance. The Company shall have obtained and delivered to Buyer the Title Policies for all real property owned or leased by the Company or a Subsidiary Company, and such policies shall reflect only such title exceptions as are either (i) Permitted Liens or (ii) reasonably acceptable to Buyer.

                 5.11 Environmental. Buyer shall have received all Environmental Assessments contemplated by Section 4.02 hereof and the results of each such assessments shall confirm, in the reasonable judgment of Buyer, the substance of the representations in Section 2.22 hereof.

                 5.12 Licenses. Each of the Facilities owned, leased or operated by the Company or any Subsidiary Company as of the Closing Date shall have all governmental licenses, approvals and permits as are required for its operation as a CBRF under applicable law immediately following the Closing.

                 5.13 Other Encumbrances. The Buyer shall have received assurances from the holder(s) of the mortgages on the Plymouth, Menomonie, New Richmond, Wisconsin Rapids and Brown Deer Facilities that, as of the Closing Date, such mortgagee shall have no claims secured by such mortgages other than claims related to the indebtedness of the Company or of any Subsidiary Company due to such mortgagee.


6.       CONDITIONS TO COMPANY'S AND SHAREHOLDERS' OBLIGATIONS

                 The obligations of the Company and the Shareholders to close the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Closing unless otherwise required below, of each of the following conditions (all or any of which may be waived in whole or in part by the Company and the Shareholders):

                 6.01 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true when made and at and as of the Closing as though such representations and warranties were made at and as of such date, except for any changes permitted by the terms of this Agreement or consented to by the Company and the Shareholders in writing.

                 6.02 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to so be performed or complied with by it prior to or at the Closing.

                 6.03 Compliance Certificate. Buyer shall have delivered to the Company and the Shareholders a certificate, dated the date of the Closing and executed by the President of Buyer, certifying to the fulfillment of the conditions specified in Sections 6.01 and 6.02.

                 6.04 Litigation. No suit, proceeding or investigation shall have been commenced or threatened by any Governmental Agency on any grounds to restrain, enjoin or hinder the transactions contemplated hereby.

7.       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

                 7.01 Survival of Representations. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall survive the Closing hereunder for a period of twelve (12) months after the Closing Date. Indemnification for breach or violation of representations, warranties, covenants or agreements shall be limited to claims made by Buyer against the Shareholders or the Shareholders against Buyer, as the case may be, within twelve (12) months of the Closing Date. Notwithstanding the foregoing, the covenants and agreements set forth in Sections 4.07, 4.08, 4.11 through 4.14, 7.01 through 7.04, 8.03 and 9.01 through 9.13 hereof (and indemnification claims resulting from their breach) shall survive the Closing and remain in full force and effect for a period of ten (10) years after the Closing Date, except, to the extent any such Section shall expressly contain a provision setting forth a shorter time period during which such Section is to be effective, then such shorter time period shall control.

                 7.02     Agreement to Indemnify.

                 7.02(a). Subject to the terms and conditions of this Article 7, each of the Shareholders severally in proportion to their respective portion of the Purchase Price hereby agrees to indemnify, defend and hold harmless Buyer, and its affiliates, successors and assigns (hereinafter, including the Company after the Closing, collectively, "Buyer's affiliates"), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by such indemnified parties, directly or indirectly, by reason of or resulting from (i) any failure by the Company or any Shareholder to perform any of its or his agreements or covenants under this Agreement; (ii) a breach of any representation or warranty of the Company or any Shareholder contained in or made pursuant to this Agreement; or (iii) any suit, action or other proceeding brought by any governmental authority or other person arising out of, or in any way related to, any of the matters referred to in this Section 7.02(a) (collectively with the claims set forth in Section 7.02(b), "Claims"). The indemnity obligations of the Shareholders hereunder shall be the joint and several obligations of the Shareholders, and the Company shall have no contribution or other obligation to the Shareholders as a result thereof or arising thereunder (even if such indemnity obligation results from a breach of a representation or warranty by the Company). Nothing set forth herein shall be interpreted as preventing HDC or Hennig from seeking and securing from the other contribution, damages or losses for such respective Shareholder's failure to meet his or its several obligations arising hereunder.

                 7.02(b). Subject to the terms and conditions of this Article 7, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder, and its, his or her affiliates, successors and assigns, from and against all Damages asserted against, resulting to, imposed upon or incurred by such indemnified parties, directly or indirectly, by reason of or resulting from (i) any failure by Buyer to perform any of its agreements and covenants under this Agreement; (ii) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement;

or (iii) any suit, action or other proceeding brought by any governmental authority or other person arising out of, or in any way related to, any of the matters referred to in this Section 7.02(b).

                 7.03 Conditions of Indemnification. The obligations and liabilities of any party to indemnify any other party under this Article 7 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                 7.03(a). The party to be indemnified (the "Indemnified Party") will give the other party (the "Indemnifying Party") prompt notice of any such Claim, and the Indemnifying Party will undertake the defense thereof at its expense by counsel chosen by it. The failure to promptly notify the Indemnifying Party shall not relieve such party of its obligations hereunder except to the extent (but only to the extent) that the failure to so notify results in the forfeiture of rights or defenses otherwise available to such Indemnifying Party with respect to such Claim.

                 7.03(b). If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. The party who is not undertaking the defense of a Claim may, at its sole expense, participate in (but not control) such defense. The party conducting the defense of such Claim shall give great weight to the reasonable business judgment of the other party regarding the effect a particular course of action, settlement or judgment in such Claim might have on such other party or its business.

                 7.03(c). Anything in this Section 7.03 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party, the Indemnified Party shall have the right, at its own cost and expense, and without any right of indemnification from the other party, to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party an unconditional release from all liability in respect of such Claim.

                 7.04     Limitations of Indemnification.

                 7.04(a). Neither the Shareholders, on the one hand, nor Buyer, on the other hand, shall be required to make any indemnification payments under Sections 7.02(a)(ii) or Section 7.02(b)(ii), as the case may be, with respect to any breach of any of their (and, in the case of the Shareholder, the Company's) respective representations and warranties set forth herein, in the Disclosure Schedule or in any certificate delivered pursuant hereto, except to the extent that the cumulative amount of the Damages actually incurred by the other party hereto as a result of all breaches of such representations and warranties actually exceeds the sum of $100,000.

                 7.04(b). The amount of any payment or reimbursement of Damages by the Indemnifying Party shall be: (i) net of a reasonable estimate of the present value of any tax benefits realized or reasonably expected to be realized by the Indemnified Party by reason of the facts and circumstances giving rise to the Indemnifying Party's liability (after taking into consideration the tax effect of the receipt by the Indemnified Party of the indemnification payment at the then maximum federal and state tax rates); and
(ii) net of any insurance proceeds received by the Indemnified Party in connection with the facts giving rise to the right of indemnification. The parties agree to use their best efforts to make claims on and pursue recovery with respect to all insurance on account of such matters.

                 7.04(c). Buyer and Buyer's affiliates hereby waive any right it or they may have to file a claim for reimbursement or indemnity against any Shareholder under the terms of this Agreement concerning any matter with respect to which it is ultimately determined that Buyer or any of its representatives (i) has actual personal knowledge prior to the Closing Date of specific facts which constitute a breach by the Company and the Shareholders of a representation or warranty made under this Agreement; (ii) has an understanding prior to the Closing that those facts constitute such a breach of warranty or representation; and (iii) fails to disclose such facts and such understanding to the Company and the Shareholders.

                 7.04(d). The aggregate liability of HDC and Hennig under this
Article 7 shall in no event exceed the sum of $4,775,000 and $255,000, respectively.


8.       TERMINATION, AMENDMENT AND WAIVER

                 8.01 Termination of Agreement. Time is of the essence hereof. This Agreement may be terminated at any time prior to the Closing:

                 8.01(a). without liability of any party, by mutual agreement of the parties hereto;

                 8.01(b). by Buyer, if there has been a material violation or breach by the Company or the Shareholders of any of their covenants, agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer;

                 8.01(c). by Buyer, if any of the conditions precedent to Closing set forth in Article 5 of this Agreement shall not be fulfilled prior to or by January 31, 1996 and shall not have been waived in writing by Buyer.

                 8.01(d). by the Company, if there has been a material violation or breach by the Buyer of any of its covenants, agreements, representations or warranties contained in this Agreement which has not been waived in writing by Company and each of the Shareholders.

                 8.01(e). by the Company, if any of the conditions precedent to Closing set forth in Article 6 of this Agreement shall not be fulfilled prior to or by January 31, 1996 and shall not have been waived in writing by the Company and each of the Shareholders;

                 8.02     Expense Reimbursement by Buyer; Termination Fee.

                 8.02(a) Expense Reimbursement upon Breach. If this Agreement is terminated pursuant to Section 8.01(d), then the Buyer shall promptly (but not later than five business days after receipt of notice from Company) pay to Company in cash all of the expenses and fees incurred by the Company on or subsequent to December 18, 1995 including, without limitation, all expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the transactions contemplated by this Agreement.

                 8.02(b) Termination Fee. If this Agreement is terminated by Company pursuant to Section 8.01(d), Buyer shall, at the time of termination by Company, pay to Company in cash a termination fee equal to ten percent (10%) of the Purchase Price. The obligation to pay this termination fee shall be in addition to any amounts paid or to be paid by Buyer under Section 8.02(a) hereof.

                 8.02(c) Expenses. The parties agree that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If Buyer fails to promptly pay to the Company any expense and/or fee due hereunder, Buyer shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate as published in The Wall Street Journal as of the date such fee was required to be paid.

                 8.03 Exclusive Dealing; Expense Reimbursement by Company and Shareholders; Break-Up Fee.

                 8.03(a) Exclusive Dealing. Each of the Company and the Shareholders (collectively, the "HRS Parties") shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, any such HRS Party (collectively, the "HRS Representatives") to, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined) or
         (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. For purposes of this Agreement "Acquisition Proposal" means an inquiry about or proposal for the acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or any equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning any equity securities the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of any material assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (or the equity securities thereof) other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Closing or which would reasonably be expected to dilute materially the benefits to Buyer of this Agreement.

                 8.03(b) Acquisition Proposal. Neither any of the HRS Parties nor the respective Boards of Directors of the HRS Parties nor any committee thereof, shall (i) approve or recommend, propose to approve or recommend, consider or evaluate, or cause to be considered or evaluated, any Acquisition Proposal or (ii) enter into any agreement or understanding with respect to any Acquisition Proposal. The HRS Parties acknowledge and agree that none of them is required or obligated in order to comply with any fiduciary or other duty to review, consider or take any action with respect to any Acquisition Proposal (including, without limitation any action prohibited by this Section 8.03).

                 8.03(c) Expense Reimbursement by HRS Parties and Break-Up Fee.
         (i) If any of the Company or HDC proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement (and regardless of whether the transaction contemplated by such Acquisition Proposal is consummated) pay, or cause to be paid, in same day funds, all of the costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated thereby on or subsequent to December 18, 1995, including without limitation the fees and expenses of its financial consultants, accountants and counsel and the time (on a reasonable per diem rate basis) and expenses incurred by Buyer's personnel (the "Buyer Expenses"), plus the sum of (A) $500,000 plus
         (B) 50% of the difference between the value of the Purchase Price and the value of the purchase price





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

         contemplated by such Acquisition Proposal (the "Break-Up Fee"), or
         (ii) if an Acquisition Proposal shall have been made prior to the termination of this Agreement and within one year of such termination any of the Company or HDC enters into an agreement with respect to, or approves or recommends or takes any action to facilitate such Acquisition Proposal, the Company and HDC shall pay, or cause to be paid, in same day funds upon demand, the Buyer Expenses and the Break-Up Fee; provided that, so long as the Company and HDC are not then in breach of any of their obligations herein, no payment shall be due to Buyer under subpart (ii) above if, at the time of the termination of this Agreement, the Company and HDC shall desire in good faith to proceed with the Closing in accordance with the terms of this Agreement, and Buyer shall elect not to do so.

                 8.03(d) Notice of Acquisition Proposals. In addition to the obligations set forth in subparagraphs (a), (b) and (c) above, each of the HRS Parties shall immediately advise Buyer orally and in writing of any request for information or any Acquisition Proposal made to any HRS Representative or of any inquiry made to any HRS Representative, with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any request, Acquisition Proposal or inquiry. Each HRS Party shall keep Buyer fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

                 8.03(e) Notice to Others. At Buyer's request, HDC shall instruct Cain Brothers, as its financial advisor, to inform all parties that have been in contact with any of the HRS Parties or Cain Brothers subsequent to September 18, 1995 regarding a possible Acquisition Proposal that the HRS Parties have entered into an agreement with a third party with respect to the sale of all of the Common Stock and that no further Acquisition Proposals will be entertained nor negotiations and discussions relating thereto conducted; provided, however, that the parties to receive such communication and the form and content of such communication shall be approved by Buyer in advance.

                 8.03(f) Termination of Section 8.03. If this Agreement is terminated pursuant to subsections 8.01(a), 8.01(d) or 8.01(e) hereof, the provisions of this Section 8.03 shall thereafter be of no further force and effect. Nothing herein, however, shall diminish, limit or otherwise affect Buyer's rights hereunder with respect to any breach of Section 8.03 arising prior to such termination of this Agreement.

                 8.03(g) Expenses. The parties agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If any

         Shareholder or the Company fails to promptly pay to the Buyer any expense and/or fee due hereunder, such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid expenses and fees at the prime rate as published in The Wall Street Journal as of the date such expenses or fees were required to be paid.

                 8.04 Effect of Termination. Termination of this Agreement pursuant to Sections 8.01(b) - (e) shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof.

                 8.05 Amendment, Extension and Waiver. At any time prior to the Closing Date, Buyer, on the one hand, and the Company and the Shareholders, on the other hand, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (d) waive compliance with any of the agreements or conditions contained herein; provided that, this Agreement may not be amended nor shall the time for performance of any obligations of other acts of the parties be extended, except by an instrument in writing signed on behalf of all of the parties hereto. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


9.       MISCELLANEOUS

                 9.01 Commissions. The Company and the Shareholders, on the one hand, and Buyer, on the other hand, agree to indemnify and hold the other harmless from and against any and all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it or them in connection with the execution of this Agreement or consummation of the transactions provided for herein. The Shareholders shall pay any transaction fee payable to Cain Brothers & Company, Incorporated in connection with these transactions.

                 9.02 Retention of Records and Access to Information. For a period of ten (10) years after the Closing Date, Buyer shall cause the Company to retain and preserve all business, accounting, tax and other records of the Company existing on the Closing Date. Within thirty (30) days prior to the destruction of any of such records, Buyer shall notify the Shareholders in writing of Buyer's or the Company's intention to destroy records and deliver to the Shareholder or Shareholders so requesting, at its, his, her or their expense, all such records requested. From and after the Closing Date, Buyer and the Company shall afford to the Shareholders access to said records. Any such access shall be: (i) at the request of the Shareholders; (ii) scheduled and provided on a reasonable basis taking into account the business requirements of the Company; and (iii) for any legal purpose including obtaining information necessary in connection with preparing tax returns, preparing for a tax audit or other governmental investigation or defending against a claim, complaint or action by Buyer or a third party against either HDC or Hennig.

                 9.03 Expenses, Taxes, Etc. Subject to Section 8.02 hereof, the Shareholders will pay all professional fees and expenses incurred by the Shareholders in connection with this Agreement and the transactions contemplated hereby. Subject to Section 8.03 hereof, Buyer will pay all professional fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. All sales and transfer taxes and fees and filing fees payable in connection with this Agreement for the consummation of the transaction contemplated hereby shall be the sole responsibility of Buyer.

                 9.04 Further Assurances. From time to time, at Buyer's request and without further consideration, the Company and the Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

                 9.05 Successors and Assigns. This Agreement shall not be assigned by any party without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and the successors and permitted assigns of such party.

                 9.06 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

                 9.07 Announcements. The initial general notices, releases, statements and communications with employees, suppliers, distributors and customers of the Business and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such time and in such manner as may be mutually agreed upon by the Buyer, on the one hand, and the Company and the Shareholders, on the other hand; provided, however, that any party shall be entitled to make a public announcement about such transactions if, in the opinion of its counsel, such announcement is required to comply with any applicable law, rule or regulation. Information provided by any party to third parties whose assistance and cooperation may, in the judgment of such informing party, be required for the successful consummation of the transactions contemplated by this Agreement, and





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

information provided by Buyer or the Company to its employees with respect to such transactions, shall not be construed as a general notice, release, statement or communication within the meaning or intent of this section.

                 9.08 Notice to Department of Health and Social Services. Immediately following Closing, Buyer shall cause each of the Facilities to file appropriate reports with the applicable office or offices of the State of Wisconsin Department of Health and Social Services, as required under Section 50.03(3)(d) of the Wisconsin Statutes.

                 9.09 Entire Agreement. This Agreement, the Buyer's Disclosure Schedule, Schedule 4.05 and the Disclosure Schedule and other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings between the parties on such matters. The Company and the Shareholders make no representations and warranties about the Company or the Business other than those contained in the above-described writings.

                 9.10 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                 9.11 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if (i) personally delivered; (ii) sent by telecopy, facsimile transmission or other electronic means of transmitting written documents (if confirmation of such transmission is received); or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, postage prepaid, return receipt requested, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                 (a)      If to the Company, to it:

                          Heartland Retirement Services, Inc.
                          309 West Washington Avenue
                          Suite 345
                          Madison, Wisconsin 53703
                          Attention: Douglas A. Hennig, President
                          Facsimile: (608) 283-6951





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

                          with a copy to:

                          Foley & Lardner
                          777 East Wisconsin Avenue
                          Milwaukee, Wisconsin 53202-5367
                          Attention: Benjamin F. Garmer, III
                          Facsimile: (414) 297-4900

                 (b)      If to HDC, to:

                          Heartland Development Corporation
                          222 West Washington Avenue
                          Madison, Wisconsin 53701
                          Attention: Lance W. Ahearn
                          Facsimile: (608) 283-6927

                          with a copy to:

                          Foley & Lardner
                          777 East Wisconsin Avenue
                          Milwaukee, Wisconsin 53202-5367
                          Attention: Benjamin F. Garmer, III
                          Facsimile: (414) 297-4998

                 (c)      If to Hennig, to:

                          Heartland Retirement Services, Inc.
                          309 West Washington Avenue
                          Madison, Wisconsin 53703
                          Attention:       Douglas A. Hennig
                          Facsimile:       (608) 283-6951

                          with a copy to:

                          Quarles & Brady
                          Firstar Plaza
                          One South Pickney
                          Madison, Wisconsin 53701-2113
                          Attention: Jeffrey B. Bartell, Esq.
                          Facsimile: (608) 251-9166

                 (d)      If to Buyer, to it:

                          Alternative Living Services, Inc.
                          450 North Sunnyslope Road
                          Suite 300
                          Brookfield, Wisconsin 53005
                          Attention:       William F. Lasky
                          Facsimile:       (414) 789-9592

                          with a copy to:

                          Alternative Living Services, Inc.
                          184 Shuman Boulevard
                          Suite 200
                          Naperville, Illinois 60563
                          Attention:       John W. Kneen
                          Facsimile:       (708) 357-4020

                          and

                          Rogers & Hardin
                          Suite 2700
                          229 Peachtree Street, N.W.
                          Atlanta, Georgia 30303
                          Attention:       Alan C. Leet
                          Facsimile:       (404) 525-2224

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

                 9.12 Law Governing. This Agreement will be governed by, and construed and enforced in accordance with, the internal laws of the State of Wisconsin without regard to its conflicts of law rules.

                 9.13 Counterparts/Telecopies. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile and telecopy versions of signed documents shall be deemed to be original documents for purposes of Closing.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  HEARTLAND RETIREMENT SERVICES, INC.
                                  (the "Company")


                                  By: /s/ Douglas A. Hennig
                                      -------------------------------------
                                      Douglas A. Hennig
                                      President


                                  ALTERNATIVE LIVING SERVICES, INC.
                                  ("Buyer")


                                  By: /s/ John W. Kneen
                                      -------------------------------------
                                      John W. Kneen
                                      Vice President


                                  SHAREHOLDERS:

                                  HEARTLAND DEVELOPMENT CORPORATION


                                  By: /s/ Joel E. Simpson
                                      -------------------------------------
                                      Joel E. Simpson, Vice President and
                                      Chief Financial Officer



                                  /s/ Douglas A. Hennig
                                  -----------------------------------------
                                  Douglas A. Hennig ("Hennig")





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